EXHIBIT 10.1
UNION BANKSHARES, INC.
2014 EQUITY INCENTIVE PLAN (the "Equity Plan")
Summary of the Equity Plan

Purpose. The primary purpose of the Equity Plan is to promote our Company’s success by linking the personal interests of our officers and nonemployee directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The Compensation Committee and Board believe that the Equity Plan will help the Company attract, retain and motivate officers, nonemployee directors and prospective officer-employees by providing a means for them to share in the long-term growth and profitability of the Company and encouraging them to acquire a proprietary stake in the Company.

Administration. The Equity Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Equity Plan; and make all other decisions and determinations that may be required under the Plan. In its discretion, the full Board of Directors may at any time administer the Plan in lieu of the Committee. If it does so, it will have all the powers of the Committee described in the Plan and in this summary description of the Plan.

Eligibility. As with the 2008 ISO Plan, the Equity Plan permits the grant of awards to officers of the Company and its affiliates, as selected by the Committee from time to time in its discretion. In addition, the Equity Plan permits the grant of awards to nonemployee directors of the Company and its affiliates. While the Company has not previously provided stock-based compensation to its directors, the Board believes that equity awards are an appropriate component of outside director compensation in that they will serve to further align the long-term interests of the Directors with those of the shareholders. As of March 19, 2014, the number of eligible persons was approximately 55, including 8 nonemployee directors of the Company and/or Union Bank. The number of eligible persons may increase over time based upon future growth of the Company and Union Bank. Not all persons eligible for participation in the Plan will receive awards, as the selection of grantees from time to time is within the discretion of the Committee.

The Plan also permits the Committee to grant awards to prospective officer-employees. The Board believes that this authority will provide desirable flexibility in recruiting top executive talent.

Types of Awards. The Equity Plan authorizes the granting of awards in any of the following forms:

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Options - options to purchase shares of the Company’s common stock, which may be options designed to qualify as incentive stock options (“ISOs”) under Section 422 of the U.S. tax code (the “Code”) or may be options not so qualified (“Non-Qualified Options”).

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Restricted Stock - shares of the Company’s common stock that are subject to time-based vesting conditions or vesting conditions based on attainment of specified performance criteria, as determined by the Committee and specified in the award certificate. Generally, a participant will have full voting and dividend rights as to unvested shares during the restriction period. Restricted stock will be forfeited and canceled to the extent the specified vesting conditions are not met.

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Restricted Stock Units - the right to receive shares of the Company’s common stock (or an equivalent value in cash or other property, as determined by the Committee and specified in the award certificate) in the future, subject to time-based vesting conditions or attainment of specified performance criteria, as specified in the award certificate. Unlike shares of restricted stock, restricted stock units do not represent issued shares. Accordingly, the participant does not have voting or dividend rights with respect to an award of restricted stock units. However, in the Committee’s discretion, an award of restricted stock units may include an award of dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property as the Committee may determine) equal to any dividends paid on the number of shares of stock underlying the award.

The Plan does not provide for cash-based awards, other than dividends on restricted stock and dividend equivalents on restricted stock units. The Company’s Short Term Incentive Performance Plan, which provides for performance-based cash incentive awards, is described elsewhere in this proxy statement under the caption “EXECUTIVE COMPENSATION - Short Term Incentive Performance Plan.”

Shares Available for Awards. Subject to adjustment as provided in the Equity Plan (see “Adjustments” below), the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the Plan is 50,000, which includes approximately 25,000 unused shares remaining from the authorization under the 2008 ISO Plan. If the Equity Plan is approved, no further grants will be made under the 2008 ISO Plan. Under the Equity Plan, shares covered by an award are counted against the maximum number of remaining shares authorized at the time the award is granted. The Plan provides that the following shares will not be counted against the maximum number of shares authorized: (i) shares covered by an award that is terminated by expiration, forfeiture or cancellation; (ii) shares tendered by participants as full or partial payment of the exercise price of stock options, (iii) shares underlying a restricted stock unit grant settled in cash; and (iv) shares withheld by or remitted to the Company to satisfy a participant’s tax withholding obligations relating to an award. In addition, substitute awards issued to the optionees of an entity acquired by the Company would not be counted against the Plan’s share authorization. The Committee has discretion to utilize all 50,000 authorized shares for grants of any single type of award (ISOs, Non-Qualified Options, restricted stock or restricted stock units), but the aggregate of all awards may not exceed 50,000 shares subject to the foregoing rules on share availability.

Insignificant Dilution. Potential stockholder dilution from the Equity Plan would be minimal. Assuming all 50,000 shares were to be issued, based on our common stock outstanding as of the record date for the Annual Meeting (4,458,262 shares), the resulting dilution would be 1.12%. Moreover, the potential incremental dilution is even lower (.56%) if the calculation excludes the approximately 25,000 shares remaining for issuance under the 2008 ISO Plan which were previously authorized by the shareholders.

Limitations on Individual Awards. The maximum number of shares of common stock subject to awards that may be granted under the Equity Plan in any twelve-month period to any one person is as follows:

Options	7,000
Restricted stock	5,000
Restricted stock units	5,000

Vesting Conditions; Performance Goals. In its discretion, the Committee may condition vesting of an award on such criteria as it deems appropriate, including continued service requirements and attainment of specified performance goals. The specific business criteria the Board may use in establishing performance criteria are listed in Section 9.2 of the Plan, on page A 10 of Appendix A to this proxy statement.

Performance goals may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions.

Code Section 162(m) limits to $1 million the deductibility of executive compensation paid during a fiscal year by a publicly-held corporation to any “covered employee” (generally, the chief executive officer and the other executives officers whose compensation is required to be reported in the proxy statement), except for certain exempt forms of compensation, including performance-based compensation that meets specified requirements. Although the limitation on deductibility is unlikely to be of immediate concern to the Company, the Board deemed it prudent to design the Plan to include the flexibility of designating an award to a covered employee as performance-based under Section 162(m).

Term of Awards. The exercise period of stock options will be as determined at the discretion of the Compensation Committee at the date of grant but may not exceed ten (10) years. The expiration terms of awards of restricted stock and restricted stock units will be determined at the discretion of the Committee at the time of the grant.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, as is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in an award certificate under limitations relating to incentive stock options, if a participant’s service terminates by reason of death or disability:

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all of such participant’s outstanding stock options will become fully vested and remain exercisable until (i) in the case of death, until the expiration date of the option, and (ii) in the case of disability, the earlier of the expiration date of the original term of the option or twelve months;

•	all time-based vesting restrictions on outstanding awards will lapse; and

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the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a prorata basis, based on the time elapsed prior to the date of termination.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate:

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upon the occurrence of a change in control of the Company (as defined in the Plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board of Directors:

◦	all outstanding stock options will become exercisable;

◦	all time-based vesting restrictions on outstanding awards will lapse; and

◦	all outstanding performance-based awards will vest based on target and the awards will payout on a pro-rata basis, based on the time elapsed prior to the change in control; and

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with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the Equity Plan), then:

◦	all outstanding stock options that may be exercised will become fully exercisable;

◦	all time-based vesting restrictions on outstanding awards will lapse; and

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the payout opportunities attainable under all of the participant’s outstanding performance-based awards will vest based on target and the awards will payout on a pro-rata basis, based on the time elapsed prior to the date of termination.

Acceleration upon Certain Other Events. Subject to limitations applicable to certain qualified performance-based awards under Code Section 162(m), the Committee may, in its discretion, accelerate awards in connection with a participant’s termination of service or upon a change in control of the Company. The Committee need not treat all participants uniformly in exercising such discretion.

Adjustments. If the Company effects an internal reorganization, recapitalization or similar corporate transaction that causes the value of a share or the Company’s common stock to change, such as a stock dividend, stock split, reverse stock split, spin-off, rights offering, or large nonrecurring cash dividend, the total share authorization and annual grant limitations under the Plan, as well as the number of shares and exercise price (if any) under outstanding awards, will be adjusted proportionately up or down, and the Committee will have the discretion to make such other adjustments to the Plan and outstanding awards as it deems necessary to preserve the benefits or potential benefits of the awards.

No Discounted Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

No Repricing or “Evergreen” Provisions, or Tax “Gross Ups.”. Outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the stockholders.

There are no “evergreen” features under which shares authorized for issuance pursuant to the Plan would be automatically replenished.

The Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray tax liability associated with the issuance of awards.

Termination and Amendment.

Plan. Our Board of Directors or the Committee may, at any time and from time to time, terminate or amend the Equity Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board of Directors or the Committee may condition any Plan amendment on the approval of the stockholders for any other reason. No termination or amendment of the Equity Plan may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

Outstanding Awards. The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding stock option may not be reduced, directly or indirectly, and the original term of a stock option may not be extended.

Plan Term. Unless extended by amendment approved by the stockholders, the Plan will expire ten (10) years from its effective date. The Plan will become effective on the date it is approved by the stockholders.

Certain Federal Income Tax Consequences

Non-Qualified Stock Options. Generally, no taxable income is recognized by the optionee upon the grant of a Non-Qualified Option under the Equity Plan, nor will the Company be entitled to a deduction at that time. When the optionee exercises a Non-Qualified Option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. A participant will not recognize income, and the Company will not be allowed a tax deduction, if an incentive stock option is granted. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction at that time. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Restricted Stock. Unless a participant makes an election under Code Section 83(b) to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less the amount he or she paid for the stock, if any), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less the amount paid for the stock, if any) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). However, if the stock fails to vest for any reason and is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election. If a Section 83(b) election is made, dividends paid on the restricted stock will be taxed at dividend rates rather than as ordinary income.

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less the amount he or she paid for the stock or property, if any) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Dividend equivalents paid to a participant with respect to restricted stock units will be taxed to the participant as ordinary income.

Code Section 409A. The Equity Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards and stock options that comply with the terms of the Equity Plan are generally exempt from the application of Code Section 409A. Restricted stock unit awards generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. The Plan includes provisions designed to qualify restricted stock unit awards and any related dividend equivalent payments for the short-term deferral exemption under Code Section 409A.

Tax Withholding. The Company or any affiliate has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the Equity Plan.

Benefits to Named Executive Officers and Others. The Equity Plan prohibits the granting of awards prior to stockholder approval. The Equity Plan became effective upon its approval at the annual meeting of shareholders held on May 21, 2014.  No awards have yet been made under the Equity Plan, and any awards made in the future will be at the discretion of the Committee. Therefore, it is not possible at this time to determine the benefits or amounts that will be received by the Company’s executive officers and other participants pursuant to the Plan in the future.

The foregoing description is qualified in its entirety by reference to the text of the Equity Plan, which is filed as Exhibit 10.2 to this report.